UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2004

UNITED SECURITY BANCSHARES, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-14549	63-0843362
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

131 West Front Street, P.O. Box 249, Thomasville, Alabama 36784

(Address of principal executive offices, including zip code)

(334) 636-5424

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On December 23, 2004, the Board of Directors (the “Board”) of United Security Bancshares, Inc. (the “Company”) on recommendation of the Compensation Committee of the Board (the “Committee”) approved the criteria pursuant to which cash bonuses will be paid to the Chief Executive Officer and the next four most highly compensated executive officers of the Company (the “Executives”) for fiscal 2005 under the Company’s 2005 Incentive Earnings Program (the “Program”). These criteria are also used to establish bonuses for certain other officers and employees of the Company. The Executives and other officers are eligible to receive bonuses under the Program if certain qualitative and quantitative individual and Company performance criteria are achieved during fiscal 2005. The criteria established by the Committee and the Board for the year ending December 31, 2005, which differ based on whether the officer was a loan or a non-loan officer, are as follows:

Non-Loan Officer Criteria	Loan Officer Criteria
1. Return on average assets of First United Security Bank (the “Bank”).	1. Return on average assets of the Bank.

2. Return on average equity of the Company.	2. Return on average equity of the Company.

3. Reduction of other non-interest expense of the Bank.	3. Increase in average deposit growth at applicable bank branch.

4. Average total deposit growth of the Bank.	4. Average individual loan portfolio growth.

5. Increase in non-interest income of the Bank.	5. Charge-offs based on average portfolio of individual at year-end.

6. Increase in average deposit growth of applicable bank branch(es).	6. Average past due percentage based on average portfolio of individual at year-end.

7. Credit Life Insurance Sales.

All incentive earnings under the Program are computed on a percentage of gross annual salary excluding any bonus, commissions or incentive pay. No incentive earnings will be paid if employment is terminated prior to December 31, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED SECURITY BANCSHARES, INC.

By:	/s/ Larry M. Sellers
Larry M. Sellers
Vice President, Secretary and Treasurer

Dated: January 27, 2005